Airspan

PRESS RELEASE

Airspan Networks Announces Fourth Quarter and Full Year 2005 Financial Results.

Record Quarterly and Annual Revenue Levels; Significant Growth Forecast for First Half of 2006

BOCA RATON, Fla.—March 23, 2005 – Airspan Networks Inc. (Nasdaq: **AIRN**) today announced its fourth quarter and full year financial results for the period ending December 31, 2005. The Company reported record revenues for the fourth quarter of $37.9 million, up 24% versus the third quarter of 2005 and up 1% versus the final quarter of 2004. The net loss attributable to common stockholders for the fourth quarter was $(0.08) per share versus a profit of $0.07 per share in the fourth quarter of 2004. Full year reported revenues for 2005 were also a record at $111.0 million, up 17% versus the $94.6 million reported for 2004. The net loss per share for the full year 2005 was $(0.39), versus $(0.56) for 2004 that included a cost of $(0.29) for the deemed dividend associated with beneficial conversion of preferred stock.

Fourth Quarter Business Highlights

- **WiMAX**
  - Announcement of general commercial availability of AS.MAX, the world's first end-to-end fixed and nomadic WiMAX product portfolio
  - Significant progress at CETECOM with WiMAX certification, which was granted in March 2006
  - Continuing inflow of orders from both direct and indirect channels, including Russia's first WiMAX network in Samara
  - Launch of Yozan's WiMAX network in Japan
  - Strategic technology relationship with iDirect Technologies to enable the delivery of seamless broadband communications using a combination of AS.MAX and satellite-based technologies
  - Successful Plugfest in November when Airspan base stations and customer premises equipment (CPE) achieved interoperability with the equipment from several other vendors

- **WipLL**
  - WipLL enjoyed its sixth consecutive quarter of growth, producing record revenue and margin levels

- Established and new customers continued to buy this cost-effective and highly reliable product

- **Proximity**
  - In November, Airspan delivered more than 16,000 CPE units, the highest-ever monthly number

- **ASX**
  - The legacy product produced its highest quarterly revenue in two years as customers, particularly in Europe and Africa, rediscovered the versatility of this DSL-type product for voice and data services

- **ASNET**
  - The Radionet acquisition in November gave Airspan access to the growing market for the deployment of 802.11-based Hotzone networks. Airspan's WiMAX products complement Radionet's Wi-Fi systems with the most flexible combination of access and backhaul for IP based voice and data services
  - Joined the Wi-Fi Alliance, demonstrating commitment to delivering interoperable Wi-Fi solutions.

Financial Results

Fourth quarter revenue of $37.9 million was 24% higher than the $30.5 million in the third quarter of 2005, and 1% higher than the $37.5 million we reported in the fourth quarter of 2004. We also exceeded the guidance of $33 million provided earlier in the year for the fourth quarter of 2005. The Company recorded a gross profit of $10.1 million in the quarter, and gross profit as a percentage of revenue (the "gross profit margin") was 27%. This compared to a gross profit of $9.1 million and a gross profit margin of 30%, for the third quarter of 2005, and a gross profit of $10.5 million, and a gross profit margin of 28% recorded for the fourth quarter of 2004. The lower gross profit margin in the fourth quarter of 2005 resulted primarily from a negative book to physical inventory adjustment at our Israeli facility, and lower margins on our Proximity product.

Gross profit for 2005 of $31.5 million was 15% higher than the $27.4 million recorded in 2004. The gross profit margin for 2005 was 28% versus 29% in 2004. The overall gross profit margin level remained relatively constant during this transition year as higher margins generated by increased WipLL sales and from the introduction of products from acquisitions in 2005 were offset by lower

pricing of ASX and Proximity products.

The Company's fourth quarter 2005 operating expenses of $13.8 million were 32% greater than the fourth quarter 2004 operating expenses of $10.4 million and $1.6 million greater than the prior quarter's operating expenses. Full year operating expenses were $48.5 million, an increase of 14% over the total of $42.5 million recorded in 2004. The major factors behind the growth in operating expenses were the additional headcount from our acquisitions, costs for the development of our WiMAX products and increased audit expenses.

Net loss for the fourth quarter of 2005 was $(3.3) million, or $(0.08) per common share, compared to a net profit of $3.3 million, or $0.07 per common share, in the fourth quarter of 2004 and a net loss of $(2.1) million or $(0.05) per share in the third quarter of 2005. The net loss for the full year 2005 was $(15.1) million, or $(0.39) per common share compared to a 2004 full year net loss of $(20.4) million or $(0.56) per common share. Results in 2005 included a tax credit of $0.5 million, compared to $2.0 million in 2004.

At the end of 2005, the Company's held cash and cash equivalents, restricted cash and short term investments, of $53.5 million. In 2005, the company used $14.5 million of its cash, including $5.9 million spent on acquisitions.

"We were very pleased to have ended 2005 with continuing strong revenue growth," said Eric Stonestrom, Airspan's president and chief executive officer. "We saw strength in all product lines, and revenue growth in all geographic regions. Sales exceeded our expectations and order intake, particularly for WiMAX, has been excellent. Our new WiMAX products have opened up many sales opportunities and we continue to work to be first to market with innovative standards-compliant WiMAX products."

"We believe our development work and recent acquisitions have kept us at the forefront of the broadband wireless technology race, and our product range today gives us a unique ability to leverage our WiMAX products with voice over the Internet and Wi-Fi capabilities. Our acquisitions and WiMAX development activities have driven increased operational spending this year. We anticipate our current level of spending will place us in a strong position for the year to come."

"We have successfully met most of our goals in this transition year," said Peter Aronstam, chief financial officer. "Our revenues from legacy products more than held up, and our sales and orders for WiMAX have taken off more sharply than anticipated. We are very pleased to have exceeded

our quarterly and full year revenue guidance and to be able to report another record quarter of revenue as well as a full year growth of more than 17%. The Israeli inventory adjustment adversely impacted and delayed the announcement of what were otherwise strong results. We have now instituted changes and new controls in areas related to inventory management. We end the year with a strong cash position and exciting plans for 2006."

Outlook

Mr. Stonestrom commented that the Company expects revenues for the first quarter of 2006 to be between $25 - $27 million, which would give rise to a loss of approximately 15 cents per common share. This loss would include approximately $0.9 million of non-cash charges, arising from both the new accounting rule FAS123R to report the cost of stock options and other equity compensation from January 1st 2006, and higher amortization expenses in the first quarter resulting from our 2005 acquisitions. "We anticipate a record first half for revenue, with growth of approximately 50% to $65 million versus the first half of 2005."

Investor Conference

The Company has scheduled an investor conference call for 5 p.m. EST today. The dial-in numbers for the live conference call are as follows: US toll-free number is 866-814-1918; international access dial-in number is 1-703-639-1362. Reference the Airspan Networks quarterly conference call.

Investors may register for the live webcast of the conference call under the 'financial calendar' tab of the investor relations section of the Airspan Web site at http://www.airspan.com; or at http://www.visualwebcaster.com/event.asp?id=32827.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the Airspan Web site for 30 days. The US toll-free number for the replay is 1-888-266-2081; international access number for the replay is 1-703-925-2533. Please use access code 871817.

About Airspan Networks

Airspan Networks provides fixed and wireless voice and data systems and solutions, including Voice Over IP (VoIP). Its wireless products serve operators around the world in both licensed and unlicensed frequency bands between 700 MHz and 6 GHz, including both PCS and 3.5GHz international bands. Airspan has a strong wireless product roadmap that includes offerings compliant with the new WiMAX 802.16-2004 standard, and software upgradeability to 802.16e from the time the WiMAX products are introduced. Airspan is on the Board and a founder member of the WiMAX Forum. Through its newly acquired Radionet division, the company also offers 802.11-based metrozone networks and applications for various enterprise vertical markets. The Company has deployments with more than 350 operators in more than 100 countries. Airspan's wireless systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. These systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan's new AS.Tone VoIP system is a carrier class, turnkey solution that provides carriers with Class 4, Class 5 and IP-Centrex solutions and has a Softswitch and Gateways supporting SIP/H323 and SIP. AS.Tone's design provides customers; carriers, next-generation telcos, cellular providers and ITSP with a wide range of solutions with the best price/performance system for IP telephony. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom.

More information on Airspan can be found at http://www.airspan.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) a slowdown of expenditures by communication service providers; (ii) increased competition from alternative communication systems; (iii) the failure of our existing or prospective customers to purchase products as projected; (iv) our inability to successfully implement cost reduction or containment programs; (v) a loss of any of our key customers; (vi) our ability to retain Axtel as the largest customer of Proximity products; and (vii) specific to this press release, continued growth of our product revenues to be able to meet the revenue and earnings forecasts. The Company is subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended by Amendment No.1 on Form 10-K/A, for the year ended 31 December, 2004. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

For Investment and Media Inquiries, contact:
Airspan Networks Inc:
Peter Aronstam
Chief Financial Officer
Tel: (561) 893-8682
Fax: (561) 893-8671
Email: paronstam@airspan.com

Airspan Networks Inc

Consolidated Balance Sheets
(in thousands)

	December 31, 2004	December 31, 2005 (unaudited)
ASSETS		
Current Assets		
Cash and cash equivalents	$66,296	$44,140
Restricted cash	1,687	3,335
Short term investments	-	6,020
Accounts receivable	20,947	24,054
Unbilled accounts receivable	43	567
Inventory	12,834	16,850
Deferred tax asset	-	-
Prepaid expenses and other current assets	5,702	3,722
Total Current Assets	107,509	98,688
Property, plant and equipment, net	3,707	5,268
Goodwill, net	789	10,231
Intangible assets, net	1,672	3,865
Long-term accounts receivable	305	-
Other non-current assets	1,216	2,400
Total Assets	$115,198	$120,452
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current Liabilities		
Accounts payable	$24,615	$24,678
Short term debt	-	-
Accrued taxes	653	1,156
Deferred revenue	627	1,514
Customer Advances	4,789	13,935
Other accrued expenses	11,349	13,113
Current portion of capital lease obligations	-	-
Current portion of long-term debt	-	96
Total Current Liabilities	42,033	54,492
Non Current Liabilities		
Note payable to DSC Telcom L.P.	-	-
Other long-term debt	-	1,296
Accrued interest on long-term debt	-	53
Capital lease obligations	-	-
Total Non Current Liabilities	-	1,349
Stockholders' Equity		
Preferred Stock	-	-
Common stock	11	12
Note receivable - stockholder	(87)	(87)
Additional paid in capital	260,356	267,426
Treasury stock	-	-
Other comprehensive income	418	(130)
Accumulated deficit	(187,533)	(202,610)
Total Stockholders' Equity	73,165	64,611
Total Liabilities and Stockholders' Equity	$115,198	$120,452

Airspan Networks Inc

Consolidated Statements of Income

(in thousands except for share and per share data)

	Three months ended December 31, 2004	Three months ended December 31, 2005	Year to date December 31, 2004	Year to date December 31, 2005
	(unaudited)		(unaudited)	
Revenue	$37,523	$37,894	$94,647	$110,966
Cost of revenue	(26,975)	(27,756)	(66,144)	(79,467)
Inventory provision	-	-	(1,099)	-
Gross profit	10,548	10,138	27,404	31,499
Operating expenses:				
Research and development	4,510	6,099	18,794	21,157
Sales and marketing	2,919	3,359	11,013	11,464
Bad debt provision	-	313	549	1,115
General and administration	2,821	3,636	11,042	12,682
Amortization of intangibles	144	349	723	942
Restructuring provision	-	-	413	1,150
Total operating expenses	10,394	13,756	42,534	48,510
Loss from operations	154	(3,618)	(15,130)	(17,011)
Net interest and other income	1,133	320	3,217	1,388
Loss before tax	1,287	(3,298)	(11,913)	(15,623)
Income tax charge / (credit)	(1,988)	16	(1,938)	(546)
Loss before extraordinary item	(701)	(3,282)	(13,851)	(16,169)
Extraordinary item				
Gain on extinguishment of debt	-	-	-	-
Income tax charge	-	-	-	-
Gain after tax	-	-	-	-
Net loss	3,275	(3,314)	(9,975)	(15,077)
Preferred stock deemed dividend	-	-	(10,439)	-
Net loss attributable to common s	$3,275	$(3,314)	$(20,414)	$(15,077)
Loss before extraordinary item	$0.07	$(0.08)	$(0.27)	$(0.39)
Extraordinary item, net of taxes	-	-	-	-
Net loss per share - basic	$0.07	$(0.08)	$(0.56)	$(0.39)
Weighted average shares outstanding - basic and diluted	44,560,000	39,515,854	36,441,932	38,886,939